Exhibit 10.6

FIRST AMENDMENT
to the
Dover Corporation Deferred Compensation Plan
(As Amended and Restated as of September 21, 2020)
WHEREAS, Dover Corporation (the “Corporation”) has heretofore adopted the Dover Corporation Deferred Compensation Plan, as amended and restated as of September 21, 2020 (the “Plan”); and
WHEREAS, the Benefits Committee of the Corporation (the “Benefits Committee”) is authorized to amend the Plan on behalf of the Corporation; and
WHEREAS, the Benefits Committee deems it advisable to amend the Plan in the manner set forth herein.
NOW, THEREFORE, by virtue and in exercise of the power granted to the Dover Benefits Committee under Article 10.1 of the Plan, the Plan is hereby amended in the following particulars:

1.Effective January 1, 2022, new Sections 2.46 and 2.47 are added at the end of Article II of the Plan as a part thereof, as follows:
"2.46    'Nonelective Contribution' means, with respect to any Plan Year commencing on or after January 1, 2022, an amount equal to 4.5% of the amount by which a Nonelective Eligible Participant's Salary and Bonus paid, or absent an election to defer any portion of such Salary and Bonus under this Plan or the Dover Corporation Retirement Savings Plan would have been paid, during such Plan Year exceeds the limitation imposed under Code Section 401(a)(17) for such Plan Year; provided, however that the amount of any Nonelective Contribution to be credited to any Nonelective Eligible Participant that is receiving a Company Annual Matching Contribution pursuant to the last sentence of Section 5.4(a) shall be reduced by the amount of such Company Annual Matching Contribution.

2.47    'Nonelective Eligible Participant' means, with respect to any Plan Year commencing on or after January 1, 2022, a Company employee described in Section 3.1(a) whose Salary and Bonus paid, or absent an election to defer any portion of such Salary and Bonus under this Plan or the Dover Corporation Retirement Savings Plan would have been paid, during such Plan Year exceeds the limitation imposed under Code Section 401(a)(17) for such Plan Year, but excluding any Company employee who is eligible to participate in the Dover Corporation Pension Replacement Plan and who has present value benefit under the Dover Corporation Pension Replacement Plan that equals or exceeds $100,000."

2.Effective January 1, 2022, Article III of the Plan is amended and restated in its entirety, as follows:
"ARTICLE III
ELIGIBILITY
3.1    Eligibility to Participate.

(a)    The employees who shall be eligible to make deferral elections pursuant to Section 4.2 of the Plan shall be limited to key management or highly compensated employees of the Company who are selected by the Committee, in its sole discretion, to participate in the Plan, and who, at the time of filing a deferral election for a Plan Year pursuant to Article IV:

(i)    are on a regular periodic U.S. payroll of the Company; and

(ii)    have Salary at an annual rate of $250,000 or more for such Plan Year or such other limit as the Committee shall establish from time to time.
(b)    Notwithstanding Section 3.1(a), an individual who (i) meets, and continues to meet, the requirements of Section 3.1(a)(i), (ii) made a deferral election pursuant to Section 4.2 in calendar year 2020, and (iii) has Salary at an annual rate of $175,000 or more for a Plan Year, shall be eligible to continue to make deferral elections pursuant to Section 4.2 with respect to such Plan Year; provided, however that if any such individual does not make a deferral election pursuant to Section 4.2 in calendar year 2021 or any subsequent Plan Year, such individual shall cease to be eligible to make deferral elections pursuant to Section 4.2 unless and until such individual meets the eligibility criteria set forth in Section 3.1(a).

(c)    The Committee may from time to time, in its sole and absolute discretion, modify the above eligibility requirements and make such additional or other requirements for eligibility as it may determine.

3.2    Cessation of Deferrals. To the extent permitted by Code Section 409A, a Participant’s future deferrals under the Plan shall cease, and the Participant may not defer any Compensation under the Plan, during any year in which he or she fails to satisfy the minimum annual compensation threshold of Section 3.1(a)(ii) or 3.1(b) above."

3.Effective January 1, 2022, Section 5.4 of the Plan is amended and restated in its entirety, as follows:
"5.4    Company Contributions. The Company shall credit the Participant's applicable Sub-Accounts following the end of each Plan Year as follows:

(a)    For Participants who are not eligible to participate in the Dover Corporation Pension Replacement Plan, each Participant making Salary and Bonus deferrals under the Plan for a Plan Year shall be credited with Company Annual Matching Contributions for that Plan Year at the rate of 100% on the first 1% of Salary and Bonus deferrals made under this Plan for that Plan Year plus 50% of the next 5% of such Salary and Bonus deferrals made under this Plan for that Plan Year. The amount of Salary and Bonus deferrals eligible for matching contributions under this Plan shall not exceed 6% of the Participant's Salary and Bonus which is in excess of the Participant's compensation that is used to determine his or her matching contributions under the terms of the Dover Corporation Retirement Savings Plan for the Plan Year. Notwithstanding the foregoing, except as provided in the following sentence, no Company Annual Matching Contributions will be made under this Plan with respect to any Plan Year commencing on or after January 1, 2022. Any Participant who is not eligible to participate in the Dover Corporation Pension Replacement Plan and who has a deferral election in place deferring any or all of a Bonus that would otherwise have been payable in calendar year 2022 shall receive a Company Annual Matching Contribution under this Section 5.4(a) with respect to such Bonus deferral.

(b)    Each Participant shall be credited with Company Annual Basic Contributions for that Plan Year on the amount by which the Participant's annual rate of Salary and Bonus exceeds the Participant's compensation that is used to determine his or her "Automatic Contributions" under the terms of the Dover Corporation Retirement Savings Plan at the rate, and to the extent, if any, that the business unit by which the Participant is employed makes "Automatic Contributions" to the Dover Corporation Retirement Savings Plan for that Plan Year. Notwithstanding the foregoing, no Company Annual Basic Contributions will be credited under this Plan with respect to any Plan Year commencing on or after January 1, 2022.

(c)    Commencing with the Plan Year beginning January 1, 2022, each Nonelective Eligible Participant shall be credited with a Nonelective Contribution for each Plan Year.

(d)    Company Contributions credited to a Participant pursuant to Sections 5.4(a), (b) and (c) or above with respect to a given Plan Year shall be distributed in accordance with the distribution elections such Participant has for Salary deferred for such Plan Year, provided, if the Participant has no Salary deferral for such Plan Year, such Company Contributions credited to a Participant for such Plan Year shall be distributed in accordance with the distribution elections such Participant has for Bonus deferred for such Plan Year, provided further, that if the Participant has no Salary or Bonus deferral for such Plan Year, such Company Contributions credited to a Participant for such Plan Year shall be distributed in accordance with the distribution elections such Participant has for Cash-Based Long-Term Incentive Compensation deferred for such Plan Year provided further, that if a Participant has no deferral elections for such Plan Year, such Company Contributions, if any, shall be distributed in a single lump sum upon the Participant's Termination of Service."

IN WITNESS WHEREOF, the Benefits Committee has caused this amendment to be executed by its duly authorized member, this 23rd day of November, 2021.

The Benefits Committee
By: /s/ Kimberly Bors